(i) As of February 26, 2003, an evaluation of the effectiveness of the registrant's disclosure controls and procedures (as defined in Rule 30a-2(c) under the Investment Company Act of
1940) was performed under the supervision and with the participation of the registrant's President (Principal Executive Officer) and Accountant (person performing the functions of the Principal Financial Officer). Based on that evaluation, the registrant's President and Accountant concluded that the registrant's controls and procedures are adequately and effectively designed to insure that information required to be disclosed by the registrant is recorded, processed, summarized and reported within the time periods required by the Commission's rules and forms, and that information required to be disclosed in the reports that the registrant files is accumulated and communicated to the registrant's management, as appropriate, to allow timely decisions regarding required disclosure.
(ii) There have been no significant changes in the registrant's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, and there were no corrective actions with regard to significant deficiencies and material weaknesses.





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